News	NYSE: BWS
For Immediate Release

Brown Shoe Announces Share Repurchase Program of up to 2.5 Million Shares

ST. LOUIS, MISSOURI, January 10, 2008 – Brown Shoe Company, Inc. (NYSE: BWS) today announced that its Board of Directors authorized a stock repurchase program of up to 2.5 million shares.
"This share repurchase authorization shows the confidence we have in our business and long-term prospects as well as our commitment to returning value to our shareholders,” said Brown Shoe Chairman and CEO Ron Fromm.  "Over the last several weeks, we have repurchased approximately 2.4 million shares of our stock under a prior stock repurchase authorization. We have maintained a strong balance sheet and feel confident that this newly authorized program will allow us to pursue the strategic initiatives aimed at doubling the sales and rate of profitability of Brown Shoe over the next five years, while allowing us the flexibility to pursue future transactions related to this strategy."
A portion of the repurchased shares may be used for the company's employee benefit plans, and the balance will be available for other general corporate purposes.  The stock repurchase authorization does not have an expiration date and the pace of repurchase activity will depend on factors such as levels of cash generation from operations, cash requirements for investments, repayment of debt, current stock price, and other factors. Brown Shoe may repurchase shares from time to time on the open market or in private transactions, including structured transactions. The stock repurchase program may be modified or discontinued at any time.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of the Earnings Enhancement Plan, which are subject to change as the Company refines these estimates over time; (ii) intense competition within the footwear industry; (iii) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (iv) customer concentration and increased consolidation in the retail industry; (v) the Company’s ability to successfully implement its Earnings Enhancement Plan; (vi) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (vii) the Company's ability to attract and retain licensors and protect its intellectual property; (viii) the Company's ability to secure leases on favorable terms; (ix) the Company's ability to maintain relationships with current suppliers; (x) the uncertainties of pending litigation; and (xi) the Company’s ability to successfully execute its international growth strategy. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report for the year ended February 3, 2007, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe
Brown Shoe is a $2.4 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the 1,000-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S. and Canada under the Naturalizer, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, and Carlos by Carlos Santana and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:                                                                        For media:
Ken Golden                                                                            David Garino
Brown Shoe Company, Inc.                                                 Fleishman-Hillard
314-854-4134                                                                           314-982-0551